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                                                                    EXHIBIT 10.1

                              SETTLEMENT AGREEMENT

        REGARDING AGREEMENTS IN CONNECTION WITH THE REHABILITATION OF THE
          SUPERIOR NATIONAL INSURANCE COMPANIES IN CONSERVATION AND THE REORGANIZATION OF SUPERIOR NATIONAL INSURANCE GROUP, INC., AND ITS AFFILIATES

         The Parties, for good and valuable consideration, agree to the following terms and conditions (the "Settlement Agreement"):

I.       PARTIES AND DEFINITIONS.

         A. THE "BANKRUPTCY COURT" shall mean the United States Bankruptcy Court for the Central District of California, which court has jurisdiction over the chapter 11 cases of the Debtors.

         B. THE "CONSERVED COMPANIES" shall mean, collectively, Superior National Insurance Company in Conservation; Superior Pacific Casualty Company in Conservation; California Compensation Insurance Company in Conservation; Combined Benefits Insurance Company in Conservation; and Commercial Compensation Casualty Company in Conservation, formerly known as Commercial Compensation Insurance Company.

         C. THE "CONSERVATOR" shall mean the California Insurance Commissioner, in his capacity as statutory conservator of the Conserved Companies under California Insurance Code section 1010, ET SEQ. The Conservator shall be a party to this Settlement Agreement (as defined hereafter), acting on behalf of the Conserved Companies, but not individually.

         D. THE "CLO" shall mean the Conservation & Liquidation Office of the California Department of Insurance, which acts under the direction and authority of Special Deputy Insurance Commissioner, Richard G. Krenz. The Conservator has delegated responsibility for the operation of the Conserved Companies to the CLO.

         E. THE "COMMISSIONER" shall mean the California Insurance Commissioner, in his regulatory capacity, including any Acting Insurance Commissioner and any duly elected or appointed successor in office. The Commissioner shall be a party to this Settlement Agreement, but only with respect to his obligations this Settlement Agreement.

         F. THE "DEBTORS" shall mean, collectively, Superior National Insurance Group, Inc., Business Insurance Group, Inc. ("BIG"), SN Insurance Services, Inc. ("SNIS"), and SN Insurance Administrators, Inc. ("SNIA"). The Debtors shall be a party to this Settlement Agreement.

         G. THE "FACILITATOR" shall mean Christopher M. Maisel, P.C., in his capacity as the "access facilitator" and as approved by the Bankruptcy Court in Debtors' chapter 11 cases. The Facilitator shall be a party to this Settlement Agreement, but only with respect to his obligations under this Settlement Agreement.


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         H.       "FRONT COMPANIES" shall mean, collectively, Underwriters
                  Insurance Company, Centre Insurance Company and/or ZC Insurance Company, but only to the extent such companies have issued Front Business, as defined below.

         I. "FRONT BUSINESS" OR "FRONTED BUSINESS" shall mean insurance policies issued through the facilities and systems of Debtors or the Conserved Companies but on the policy forms of the Front Companies.

         J. "KEMPER" shall mean, collectively, Lumbermens Mutual Casualty Company, Kemper Employers Group, Inc., and Kemper Employers Insurance Company, and any affiliates mentioned in the Rehabilitation Plan. Kemper shall be a Party to this Settlement Agreement and its obligations Settlement Agreement.

         K. THE "LENDERS" shall mean any creditor of Debtors that holds or purports to hold a lien, security interest or other encumbrance on any property or asset identified in III.B. Unless required to implement the agreements contemplated in this Settlement Agreement, it is not contemplated that the Lenders are to be parties hereto.

         L. "OLD FRONT COMPANY BUSINESS" shall mean insurance policies issued through the facilities and systems of Debtors or the Conserved Companies, or their predecessors, but on the policy forms of any insurer (i) that is not affiliated with Debtors or the Conserved Companies, or (ii) that is not a Front Company.

         M.       [RESERVED]

         N. THE "PARTIES" shall mean the parties to this Settlement Agreement, namely the Conserved Companies, the Conservator, the Commissioner, the Debtors, the Facilitator and Kemper.

         O. THE "SUPERIOR COURT" shall mean the Superior Court of the State of California for the County of Los Angeles, which court has jurisdiction over the conservation proceedings of the Conserved Companies.

         P. The "Rehabilitation Plan" shall mean any agreement between or amongst Kemper, the Conservator and /or the California Insurance Guarantee Association (CIGA) which requires or which is submitted for court approval, and shall include all pleadings and proposed orders related thereto.

II.      STANDSTILL AND NON-WAIVER AGREEMENT.

         The Parties have acted in good faith while negotiating this Settlement Agreement. In the event that the agreements contemplated under this Settlement Agreement are not finalized due to (i) the failure of any party to execute the Settlement Agreement; or (ii) the failure of either the Superior Court or the Bankruptcy Court to approve the Settlement Agreement or the agreements contemplated herein, neither party will assert in any proceedings that delay of any actions by either party during the term covered by this Settlement Agreement
(a) constitutes a waiver or triggers the application of the doctrine of laches or any other defense associated with the passage of time; or (b) adversely affects that party's ability to conduct such proceedings.


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         The Parties agree to the following terms, and agree to take the following actions and/or execute the following agreements to support the approval, confirmation, implementation and operation of the Conservator's plan of rehabilitation for the insurance businesses of the Conserved Companies (the "Rehabilitation Plan").

         A. SUPPORT FOR REHABILITATION PLAN. Debtors shall support the Conservator's (1) Application for Order Appointing Liquidator and Restraining Orders; (2) Application for Order Approving and Authorizing Rehabilitation Plan, and (3) Application for Orders Shortening Time or Specially Setting the Applications (hereinafter "Applications").

         The Conservator covenants and represents that (i) he did not and does not intend these Applications or the Rehabilitation Plan to (a) result in any way conflict with the performance of this Settlement Agreement or a violation of any provision of this Settlement Agreement; (b) result in the material impairment of the ownership or value of the NOLs (as defined in Section IV.A); or (c) address in any the Debtors' obligation, if any, to any surety; and (ii) he has not taken any action that he knew or knows would materially impair the ownership or value of the NOLs and will take no such action without the prior approval of a court of competent jurisdiction. The Order Approving the Rehabilitation Plan and the Liquidation Orders shall contain language (1) expressly stating the contents of the above covenant and representation and (2) requiring the Conservator or the Liquidator, as the case may be, to obtain an order from a court of competent jurisdiction to take any action which is intended to or does knowingly result in (a), (b) and (c) described above. Provided further that in the event that it is subsequently discovered that there is any provision in the Applications, Orders and the Rehabilitation Plan that is intended to or does result in (a), (b) and (c) described above, then the Conservator or the Liquidator, as the case may be, shall take all reasonable steps to correct and cure the same provided that he shall not be required to perform any act which adversely affects the rights of Kemper as contained in the Rehabilitation Plan. Debtors shall neither file nor solicit the filing of any objection or opposition to any motion, application or other proceeding in the Superior Court related to the Rehabilitation Plan. Debtors shall file a pleading formally withdrawing their objections filed June 29, 2000 in connection with the Conservator's identification of Kemper's proposal as the prevailing proposal under the RFP process. Only in the event there is any claim by the Debtors against Conservator or the Liquidator, as the case may be, for breach of the foregoing covenants and representations occurring up to and including the date of the approval by the Superior Court of the Applications, Orders, and the Rehabilitation Plan, any such claim for money damages shall be subordinated to any indemnification right owed to Kemper by the Conservator under the Rehabilitation Plan.

         B. AGREEMENTS REGARDING IMPLEMENTATION OF REHABILITATION PLAN. The Conservator and Debtors agree to the following with respect to the closing and implementation of the Rehabilitation Plan.

            1. ASSIGNMENT OF LEASES, FACILITIES AND OPERATING ASSETS TO KEMPER. Debtors will assign to the Conservator for the benefit of Kemper all right, title and interest in, if any and without warranty, and will use their best efforts to require the Lenders to release any security interest, lien or encumbrance on the assets described in subsections (a) and (b) of this Section, provided, however, that as used in this Section, the term "best efforts" shall not be construed so as to require Debtors to advance funds to or pay monetary consideration to Lenders to secure consents to assignments or lien releases:


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                  a. All owned or leased property, real or personal, tangible and intangible, designated or to be designated by Kemper in connection with the Rehabilitation Plan, including without limitation, furniture, fixtures and equipment, software, hardware, office equipment and any other assets, the sale or assignment of which is not inconsistent with the agreements provided for in this Settlement Agreement or any commitment made or that may be made to Debtors in the final form of the Rehabilitation Plan ultimately approved by the Superior Court. With respect to leased property, Debtors' obligation under this Section III.B.1.a is to use its best efforts to assume said executory leases and to thereafter assign such leases to the Conservator or to Kemper, as the case may be; and

                  b. Any of the names or trade names, trademarks, service marks and logos under which any of the Conserved Companies has conducted business, except (i) the corporate names "SN Insurance Administrators, Inc." and "SN Insurance Services, Inc.," ownership and control of which shall be retained by Debtors, and (ii) the domain name "Superior.com" and the server that supports it. Provided further that the ownership, possession, or control of all right, title and interest in the domain name "Superior.com" and the server that supports it is in all things vested in Debtors and the Conservator releases all claims to the same. The Conservator represents that he has not transferred said domain name to any other person and will execute any necessary documents and take all necessary actions to effectuate this ownership, possession or control of all right, title and interest by the Debtors of "Superior.com" and the server that supports it. In the event the server is leased property, the Debtors shall have the right to negotiate to purchase or lease the server. The Debtors have agreed not to use the Superior.com domain name, and not to sell or assign said domain name to any entity that will use it in connection with an insurance business.

                  c. Debtors shall be under no obligation to assign or secure lien releases on any property owned by Debtors that is (i) located outside of California or (ii) located within California and not designated for assignment by Kemper or, (iii) cash, cash equivalents, securities, bonds, the NOLs, or causes in action or any rights in VI.A.3.c-g of this agreement. Notwithstanding the foregoing, this subsection shall not be construed as a release by any Party of any claim of ownership to operating assets that are not subject to assignment by Debtors hereunder.

                  d. Other than pleadings to be filed in the Bankruptcy Court, the Debtors shall not be responsible for the preparation of any documents required to effect the transfers or assignments by Debtors set forth in this Section.

            2. ASSIGNMENT OF LEASES, FACILITIES AND OPERATING ASSETS TO CONSERVATOR. Debtors will assign to the Conservator and/or the CLO all right, title and interest in, if any and without warranty, and will use their best efforts to require the Lenders to release any security interest, lien or encumbrance on the assets described in section III.B.2.a below, provided, however, that as used in this Section, the term "best efforts" shall not be construed so as to require Debtors to advance funds or pay monetary consideration to Lenders to secure consents to assignments or lien releases:

                  a. All owned or leased property, real or personal, tangible and intangible, located within the State of California, designated or to be designated by the Conservator in connection with the Rehabilitation Plan, including without limitation, the real property lease at 26541 Agoura Road, Calabasas, California, furniture, fixture and equipment, software, hardware,


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office equipment and any other assets, the sale or assignment of which is not inconsistent with the agreements provided for in this Settlement Agreement or any commitment made or that may be made to Debtors in connection the final Rehabilitation Plan ultimately approved by the Superior Court. In the event the Conservator and Kemper designate identical assets to be assigned by Debtors, Debtors shall be deemed to have satisfied their obligations under Section III.B.1 by assigning such designated asset or assets to the Conservator, who shall thereafter be solely responsible for resolving with Kemper any conflict over designated assets. With respect to leased property, Debtors' obligation under this Section III.B.2.a is to use its best efforts to assume said executory leases and to thereafter assign such leases to the Conservator and/or the CLO; and

                  b. Debtors shall be under no obligation to assign or secure lien releases on any property owned by Debtors that is (i) located outside of California; or (ii) located within California and not designated for assignment by either Kemper or the Conservator or, (iii) except as provided for in V.C., cash, cash equivalents, securities, equities, bonds, the NOLs, or any cause of action or any rights in VI. A. 3 c.-g. Notwithstanding the foregoing, this subsection shall not be construed as a release by any Party of any claim of ownership to operating assets that are not subject to assignment by Debtors hereunder.

            5. Other than pleadings to be filed in the Bankruptcy Court, the Conservator shall be responsible for the preparation of all documents required to effect the transfers or assignments by Debtors set forth in this Section.

            6. TRANSITION PERIOD TO PROVIDE FOR ASSUMPTION/REJECTION OF EXECUTORY CONTRACTS. The Conservator and Debtors will cooperate in good faith to effect an expedited and orderly transition and transfer of the owned and leased facilities and other operating assets to be assumed and assigned and transferred pursuant to this Settlement Agreement and to complete this process by November 15, 2000 (the "Transition Period"). At any time during the Transition Period, the Conservator may identify any real property or personal property including facilities and other operating assets, leases or licenses (collectively "Leased Property") that will not be assigned to or assumed by the Conservator or Kemper and will give Debtors prompt written notice of such determination. The Conservator will use his best efforts to provide Debtors as soon as possible with written notice of the Leased Property which the Conservator will vacate, abandon or not use, or has vacated, abandoned or ceased using and will provide all information necessary to provide the landlord, licensor, or the like with possession of or access to such Leased Property. The Debtors will use best efforts to at their election either assume such obligations for their own right or reject said obligations in accordance with the applicable provisions of the bankruptcy law. In the event of such a rejection, the Debtors will use best efforts to defend against any claim for damages made by any person in connection with the Leased Property, and will consult with the Conservator and permit the Conservator to assist in the defense against such claims. In the event that any claim for damages, including any unpaid rent, lease payments, or license fees is allowed in Debtors' bankruptcy, the Conservator shall indemnify and hold harmless the Debtors from all such claims plus the cost of defense including reasonable attorneys' fees. To the extent that such claims are allowed as a claim in a certain amount in the Bankruptcy Court that is indemnified herein, the Conserved Companies shall only be Debtors' estates for the amount distributable in respect of such claims, calculated without giving effect to the indemnification, pursuant to an order of the Bankruptcy Court or a confirmed plan of reorganization or plan of liquidation, not the allowed amount of the allowed claim. This limitation on the indemnification is not intended to affect the Conserved Companies'


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obligation to indemnify and hold harmless the Debtors for the cost of defense including reasonable attorneys' fees. This indemnity agreement shall be paid as an administrative expense of the Conserved Companies and shall be secured by (1) the proceeds in the U.S. Life matter as described and limited in section V.C. and (2) a security interest and/or lien on the proceeds of any indemnity provided to the Conservator by Kemper whereby Kemper indemnifies the Conservator in whole or in part for the claim related to the Leased Property. Debtors shall file any necessary motions in the Bankruptcy Court to extend the statutory period for assuming or rejecting Debtors' executory obligations on Leased Property until November 30, 2000. Nothing in this provision is intended to confer rights upon any creditor of Debtors or the Conserved Companies as a third party beneficiary or otherwise, and no such creditor may rely upon Debtors' indemnification rights hereunder in pursuing claims against either the Debtors or the Conserved Companies.

            7. INDEMNITY. In consideration of Debtors' agreement to assume, transfer and assign any lease or license of any Leased Property designated by the Conservator, the Conserved Companies will indemnify and hold harmless the Debtors' estate for any and all past and future contractual obligations associated with all such assigned, or transferred Leased Property, and any tort claims relating to the Leased Property where the cause of action accrued on or after March 3, 2000. Such indemnity shall include the cost of defense including reasonable attorneys' fees. To the extent that a claim that is indemnified herein is allowed as a claim in a certain amount in the Bankruptcy Court, the Conserved Companies shall only be obligated to hold harmless and indemnify the Debtors' estates for the amount distributable in respect of such claims, calculated without giving effect to the indemnification, pursuant to an order of the Bankruptcy Court or a confirmed plan of reorganization or plan of liquidation, not the allowed amount of the allowed claim. This limitation on the indemnification is not intended to affect the Conserved Companies' obligation to indemnify the Debtors for the cost of defense including reasonable attorneys' fees. This indemnity shall be paid as an administrative expense of the Conserved Companies and shall be secured by (1) the proceeds in the U.S. Life matter as described and limited in section V.C. and (2) a security interest and/or lien on the proceeds of any indemnity provided to the Conservator by Kemper whereby Kemper indemnifies the Conservator in whole or in part for the Leased Property. Debtors shall file any necessary motions in the Bankruptcy Court to extend the statutory period for assuming or rejecting Debtors' executory obligations on "Leased Property." Nothing in this provision is intended to confer rights upon any creditor of Debtors or the Conserved Companies as a third party beneficiary or otherwise, and no such creditor may rely upon Debtors' indemnification rights hereunder in pursuing claims against either the Debtors or the Conserved Companies.

         C. AGREEMENTS IN CONNECTION WITH OPERATIONS UNDER THE REHABILITATION PLAN. The Conservator, Kemper and Debtors agree to the following terms in connection with their respective business operations under the Rehabilitation Plan. This Agreement shall supercede that certain letter agreement between Kemper and Debtors dated on or about June 28, 2000.

            1. NON-COMPETE/NON-SOLICITATION. The Conservator, Kemper and Debtors, including any of their subsidiaries currently in existence or subsequently created, agree to the following terms regarding competition and the solicitation of insurance business under the Rehabilitation Plan.

                  a. CALIFORNIA. Debtors will not conduct insurance business in California from the date hereof for a period of 30 months, commencing on the Trigger Date. The Trigger Date


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shall be (i) August 31, 2000, if the closing takes place by September 30, 2000;
or (ii) on the date of closing, if the closing takes place after September 30, 2000, but in no event shall the closing take place after November 30, 2000 without the consent of the Conservator, Kemper, and the Debtors. Excepted from this 30 month non-compete period are the following: (i) the activities allowed by Sections III.C.1.b., c. and III.C.2., herein, and (ii) the runoff services provided with respect to the fronted policies (excluding any renewal rights or any role with respect to the renewal of such policies (the "Fronted Business Run-Off"). However, Debtors may apply to the Commissioner for permission to conduct lines of insurance business other than workers compensation after August 31, 2001. The Commissioner in the exercise of his discretion shall not arbitrarily withhold that permission.

                  b. NATIONAL SALES. Debtors may compete with Kemper only as an agent, managing general agent, third party administrator, underwriter, or risk management services provider, with respect to workers' compensation insurance, and only in the following 19 states: IL, NJ, CO, TX, AZ, OK, IN, PA, KS, MO, NY, GA, FL, AR, OR, TN, IA, MD, and DE (collectively, the "Permitted States"). Eligible business for the Debtors is defined as acting as agent, managing general agent, risk management services provider or third party administrator with respect to workers' compensation policies, and where both of the following conditions are satisfied: (i) where each agent or other producer with respect to the policy is located in a Permitted State, and (ii) more than 90% of the total payroll (measured by reference to each policy) arises in the Permitted States (the "Debtor Eligible Business"). In addition, Debtor Eligible Business is expanded to include sale or renewal of policies where the insured is one of the entities or its affiliates listed on the schedule attached hereto as Exhibit "A." Finally, Debtor Eligible Business also includes any reinsurance by Superior (Bermuda) Ltd. of any Debtor Eligible Business. To the extent it is an asset acquired by Kemper under the Rehabilitation Plan, all renewal information and data in existence as of closing of the Rehabilitation Plan will remain owned by Kemper; provided, however, that Kemper will provide all data and information to Debtors necessary to effectuate the Fronted Business Run-Off.

                  c. FRONTED BUSINESS. From the date hereof and continuing for a period of thirty (30) months commencing on the Trigger Date, Debtors will not solicit, compete with Kemper with respect to, or write any business with respect to workers' compensation insurance that is not Debtor Eligible Business. Debtors will be expressly permitted to solicit, to compete for, and to write renewals of fronted business that represent Debtor Eligible Business. For purposes of clarity, fronted policies that are Debtor Eligible Business shall be listed, by policy number, on a schedule, to be referred to as the Debtor Fronted Eligible Business Schedule, agreed to by Debtors and Kemper. Any fronted policy not on the Debtor Fronted Eligible Business Schedule shall not be Debtor Eligible Business. Kemper represents and warrants that it will use its best efforts to prepare the Debtor Fronted Eligible Business Schedule no later than ten business days after execution of this agreement and to ensure that such schedule lists all policies qualifying as Debtor Fronted Eligible Business.

                  d. APPLICATION TO INDIVIDUALS. The following individuals will enter into limited non-compete agreements with Kemper: Arnold Senter, William Gentz and J. Chris Seaman. The scope of those non-compete agreements will be as follows: The individuals will agree that (i) while employed or being paid by any of the Debtors, they will not engage in any business, and will not be associated with any other organization that engages in any business, that the Debtors cannot engage in pursuant to the terms hereof; and (ii) if two or more of the individuals are employed by or involved in a business, and the individuals' own efforts constitute a significant percentage of


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the activities of that business, then those individuals will not engage in any business in which the Debtors cannot engage. For example, the foregoing would not prohibit two or more of the individuals from being employed by an insurance company, since the individuals' own efforts would constitute only a small part of the business of that company.

            2. LOCATION OF DEBTORS' OFFICES AND EMPLOYEES. The Debtors will be permitted to operate administrative, corporate headquarters in California. During the period commencing on the date hereof and continuing for thirty-months after the Trigger Date, (i) Debtors' corporate headquarters office will have no more than twenty-five (25) total employees, (ii) aside from the corporate headquarters executive office, no other office in California will have more than five (5) employees, and (iii) no office in California will perform production or underwriting functions, excluding data processing operations relating to production or underwriting on Debtor Eligible Business, provided that this subsection (iii) shall not be construed as prohibiting a manager of production or underwriting functions from residing or working in a California office. The Debtors will have no processing/administrative location in states other than the Permitted States, except with respect to the Fronting Business Run-Off.

         For purposes of Section IIIC.3 and IIIC.4, "CLO or Conserved Companies" shall mean collectively the CLO, the Conserved Companies and the Conservator. Capitalized terms in this Letter Agreement will have the meanings defined in the Settlement Agreement.

III.C.3. REGARDING EMPLOYEES

         (a) The CLO, Debtors, and Kemper shall refrain from the hiring of, the extending of employment offers to, and the termination of "employees" (currently employed by the Conserved Companies) through Friday, September 8, 2000, 10:00 a.m. Termination of "employees" may recommence on Friday, September 8, 2000, at 10:00 a.m.

         (b) Subject to the limitations described below, commencing on Friday, September 8, 2000, at 10:00 a.m., the CLO, Kemper, and Debtors may make employment offers to (and subsequently hire) all individuals employed by the Conserved Companies including but not limited to employees of the Conserved Companies who have received offers, have accepted offers, have been or are hired as Conserved Companies employees. The foregoing individuals do not include, however, those employees designated by any party as "Exclusive." For the purposes of this Section, the designation of an employee as "Exclusive" shall mean that the employee can only be hired by the party designating that employee as "Exclusive," for the duration of the Exclusion Period, defined below. Also for the purposes of this Section, "employees" shall mean any and all employees who were, or are, or will be employed by the Conserved Companies or their affiliates.

         (c) Conserved Companies "employees" outside of California are not Exclusive "employees" with the exception of the thirteen "employees" designated by the Debtors as Exclusive and named in a list provided to all parties.

         (d) Conserved Companies "employees" in California are not Exclusive "employees" except as provided below:

             (1) Claims "employees" in California: Kemper has designated seven individuals as Exclusive and has provided a list of these individuals to all parties. Debtors may make


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employment offers to a maximum of twenty Claims employees and may hire a maximum of ten Claims "employees," provided that said employees are not designated as Exclusive.

             (2) Underwriting "employees" in California: Kemper has designated a list of 30 individuals as Exclusive and has provided a list of these individuals to all parties. Debtors may hire a maximum of five Underwriting "employees" who are not designated Exclusive.

             (3) IT employees in California (generally): Debtors may hire a maximum of seven (7) IT employees. The IT employees are divided into three categories: SNTL Systems; ACT/APT Systems; and Operations/ Network/ Desk Top/ Help Desk. Generally, Debtors may hire a maximum of three employees from each category and in all events, six from SNTL Systems.

                 (i) SNTL Systems: Kemper has designated seven SNTL systems employees as Exclusive and has provided a list of these individuals to all parties. The CLO has designated a list of two SNTL systems individuals as Exclusive and has provided a list of these individuals to all parties. Debtors may make offers to four of Kemper's non-SWAMI Exclusives and may hire a maximum of three of them. Debtors may make "Second Offers" to (and subsequently hire) the two CLO Exclusive employees. In addition, Debtors may make an offer to (and subsequently hire) one other specific employee from the SNTL Staff.

                 (ii) ACT / APT Systems: The CLO has designated a list of four ACT / APT Systems employees as Exclusive and has provided a list of these individuals to all parties. Debtors may hire a maximum of three ACT / APT employees.

                 (iii) Operations/ Network / Desk Top/Help Desk Group: The CLO has designated a list of four Operations/ Network/ Desk Top/ Help Desk Group employees as Exclusive and has provided a list of these individuals to all parties. Debtors may hire a maximum of three Operations/ Network/ Desk Top/ Help Desk Group employees.

                 (iv) As to any IT employee listed as Exclusive by the CLO, if any such employee has not accepted an employment offer from the CLO, and if a "cooling off" period of at least two weeks has elapsed from the CLO's last offer, then Debtors may extend such an individual an employment offer provided, however, that the offer is made while the employee is still employed by the CLO.

             (5) Accounting "employees" in California: CLO may make the first offers to six "employees" designated as Exclusive. Provided however that with respect to the three accounting employees agreed to between the Debtors and the CLO, when the Conservator makes the first offer he shall inform in writing the employee that "Before you accept this offer you are advised that the Debtors and possibly Kemper may be interested in employing you and you are free to contact them to inquire about employment opportunities with them. You may not accept our offer for three (3) business days so that you can consider other employment opportunities." As to the other three Exclusive employees, if any such employee has not accepted an employment offer from the CLO, and if a "cooling off" period of at least two weeks has elapsed from the CLO's last offer, then Debtors may extend such an individual an employment offer. With respect to any employee that is not exclusive and is not subject to the right of any party to make the first offer, at a minimum any party that makes them an offer shall inform them that they may have employment opportunities with the other Parties, but no waiting period shall apply before offers may be accepted.


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             (6) As to any IT employee hired by Debtors, employee shall provide to the CLO Chief Information Officer documentation (not to exceed ten typewritten pages) as to his/her job responsibilities. Said documentation shall describe the procedures used to fulfill his/her job duties and obligations, and shall be provided within 30 days of accepting of employment with the Debtors. As part of the IT employee access and cooperation agreement provision in this Settlement, Debtors and the CLO will, to the extent practical, transition the timing of the IT employees and will provide assistance and cooperation to the employee retained in their former positions for the first sixty days of employment with Debtors.

         (e) Debtors are subject to the limitations in hiring stated above in paragraph d. for the duration of the Exclusion Period.

         (f) All parties are precluded from hiring Exclusive employees for the duration of the Exclusion Period. Any party, however, may seek from another party a waiver of Exclusive employee rights. It is hoped that such requests will not be refused unreasonably.

         (g) Notwithstanding the restrictions in (e) and (f), the Debtors shall be allowed to hire any accounting employee that was designated Exclusive by the CLO where such employee has not accepted employment from the CLO, and any IT employee designated as exclusive by the CLO where such employee has not accepted employment with the CLO and a two week period has passed from such non-acceptance. In the event that Debtors extend an offer to such an IT employee, then Debtors shall meet and confer with the CLO regarding a mutually agreeable transition period where such employee has accepted an offer from Debtors.

         (h) The Exclusion Period is defined as September 8, 2000, through the later of (i) March 8, 2001, or (ii) the date upon which Debtors cease to use SWAMI and relinquish all access to SWAMI to the CLO and/or Kemper.

III.C.4  COMPUTER SYSTEMS.

         1. Debtors shall receive from the CLO with Kemper's consent copies of all software that Kemper has purchased or received exclusively or non exclusively or has been given a right to use or share with the CLO, or that Kemper shall be purchasing or receiving exclusively or non exclusively or will be given a right to use or share with the CLO, as described in the Rehabilitation Agreement, with the exception of the SWAMI system. "Software" shall include all programs, associated applications, source codes, associated hardware information, development environments, compilers, executors, link editors, methodology, and other things described and contemplated by Rehabilitation Agreement Schedules 6.1(d)(1), 6.1(d)(2) and 6.1(d) (3). Additionally, Debtors will receive from the CLO copies of any and all other software, programs, and utilities which were not purchased or received by Kemper that was, or is the property of the Conserved Companies or the Debtors. All of the above referenced software is described on Exhibit "E" attached hereto. At the CLO's expense, it shall promptly recreate and copy, as needed, the computer systems and software programs described in Exhibit "E" and deliver them to the Debtor, and collectively such copies shall be called the "Debtors Software." To the extent that the CLO cannot locate any of the Conserved Company items described as the Debtors Software, the CLO shall use all reasonable efforts to find such software and shall afford the Debtors the opportunity to locate the software. The Conservator will not be obligated to grant Debtors System Administrator Access for this purpose. The Debtors' Software shall be a non exclusive license to be used by Debtors for any business purpose except that it may not be transferred, sold or assigned. No party shall object to any party seeking any and all software licenses, from vendors, which licenses that party requires. In connection with this Settlement Agreement the debtors when transferring software rights to the CLO will transfer any licenses that are transferable and will use reasonable efforts to seek the consents of vendors. Debtors will not be required to pay any transfer fees, consent fees or any other fees to so transfer. If vendors do not agree, Debtors may keep such licenses. Generally, the parties shall cooperate to properly transfer and coordinate the required licenses.

         2. During the "Systems Transition Period" (which begins upon court approval of the Rehabilitation Plan and ends on the later of 12 months or the date upon which all connectivity is requested by the Debtor to be terminated), Debtors will have access to and use of (1) all of the software and systems as described in Section One above as they currently exist and (2) the existing version of SWAMI (but excluding source codes), for the purpose of conducting Debtor Eligible Business (including Debtor Fronted Eligible Business) only. Kemper will continue to own SWAMI.

         3. During the Systems Transition Period, Debtors alone will be solely responsible for implementing a standalone replacement for SWAMI, on their own platforms and hardware, for their own exclusive use.

         4. The current physical systems will remain in the Conservator's possession in California during the Systems Transition Period. Debtors shall receive remote access to the Companies' systems under coordination with the CLO. During the Systems Transition Period, Debtors will bear any direct incremental cost, as a result of the Debtors' access and use of the current existing systems including SWAMI including without limitation, creating firewalls and segmenting data (as reasonably required by the Conservator,), modifying software or hardware or special requests that are not out of the ordinary, Debtors shall also pay the direct incremental cost of transferring authorized data and the software to the "Debtors Software" on a stand alone system and hardware. Incremental cost shall include employee cost based upon salary and out of pocket employee benefits on an hourly basis, as well as materials, but shall not include overhead. Additionally, Debtors shall pay an "allocated" cost for the general maintenance of the software systems maintained by the CLO and used by the Debtors. Only with respect to premiums or claims where the Debtors use the system for policy issuance, policy maintenance or claims administration. Debtors will pay such an allocated cost in two components: (i) a 1% charge of premiums earned where such premium is on a policy "produced" through Debtors as a managing general agent, (ii) a systems charge per claim (to be negotiated in good faith) for claim business handled by the Debtors as a third party administrator. where Debtors obligation is solely as a claims administrator and there was no associated premium that was produced by or through the Debtor. Charges to Debtors shall be billed and collected monthly. All of the above charges are only applicable for the use of the systems during the Systems Transition Period and shall be prorated as appropriate.

         5. Debtors will be responsible for all applications programming support for Debtors' Software and systems during and after the Systems Transition Period. Should the Debtors use the Companies' systems during the Systems Transition Period for the issuance of insurance policies, the Debtors will provide all human resources at Debtors' expense for the operation and development (including entry of rates and policy forms) of such policy issuance and administration on the Companies' systems. In addition, the Debtors will pay the cost of an employee who will serve as overall coordinator of the Debtors' systems activities at the Companies. Such employee will report to the Chief Information Officer of the CLO and will be eligible to be hired by Debtors at the conclusion of the Systems Transition Period. The employee so designated has been agreed to between Debtors and the CLO.

         6. After the Systems Transition Period, all connectivity by Debtors to all the existing Companies' systems, including the SWAMI system, will be terminated. Debtors will be responsible for procurement of all physical and software applications infrastructure and components to create a standalone system. To the extent reasonably practical, Debtors will remove all data and software developed or entered by the Debtors during the Systems Transition Period at or prior to the end of the Systems Transition Period.

            5. DATA. The Conservator shall possess exclusive right to, and may assign to Kemper, free and clear of any encumbrance or conflicting claim from Debtors and the Lenders, and the Debtors waive any right to assert an interest in all present and past data generated directly or indirectly from the operation of the Conserved Companies, including but not limited to policyholders lists of the Conserved Companies, underwriting information, all individual and collective original policy information, all historical paid, reserve and incurred loss data, all individual and collective claims information, information regarding policies issued by the fronting carriers and reinsured on any basis to the Conserved Companies, and any other information and data that Kemper or the Conservator deems necessary to the implementation and operation of the Rehabilitation Plan or the ultimate liquidation of the Conserved Companies (collectively, the "Conservation Data"), provided, further, that Debtors make no representations or warranties regarding any portion of the Conservation Data to which the Front Companies may assert a claim or interest, and Debtors assignment and waiver herein is only effective to the extent it does not constitute a breach of any fiduciary or contractual obligation owed to the Front Companies. Notwithstanding the foregoing, Debtors represent that to the best of their knowledge, no Front Company has presented any Debtor with any written notice of an event of default under an underwriting manager agreement. The foregoing representation is limited, however, by the contents of any written communications between the Front Companies and the Debtors which is delivered to the Conservator by the close of business, Monday, September 11, 2000. Debtors shall have equal right to possess and/or have access to data (i) necessary for the writing of Debtor Eligible Business; (ii) necessary for the administration of the Fronted Business Run-Off and to otherwise comply with the terms of Debtors' contracts with the Front Companies; (iii) that can be readily identified as constituting solely Debtors' legal, corporate, regulatory, accounting, financial and human resource records and data, including but not limited to subsidiaries' records (e.g., Superior Bermuda Ltd.), and the BIG acquisition (collectively, the "Debtors' Data"); and (iv) all employee-related benefits, including but not limited to the 401(k) plan. Debtors' right to possession and/or access to Debtors' Data shall apply regardless of whether such data is in the Debtors' possession, Kemper's possession, the CLO's possession, the Conserved Companies' possession or the Conservator's possession. Debtors shall not use the Debtors' Data in any manner that directly or indirectly conflicts with the non-compete provision set forth in Section III.C.1 hereof. The Debtors shall retain exclusive right to data concerning any employees who are employed by the Debtors in a manner consistent with Section III.C.3, in whatever form they or successor entities emerge from bankruptcy, including but not limited to personnel files and human resource files.

         D. RELEASE AND IMMUNITY. The Debtors and the individuals specified in
Section III.C.1.d, on the one hand, and Kemper on the other, will exchange releases and immunity agreements substantially in the form attached hereto as Exhibit "D," prohibiting lawsuits based on any activities involving the Conserved Companies from the time of the conservation to the approval of the Rehabilitation Plan.

         E. NO CHALLENGE TO CERTAIN FEE APPLICATIONS. Debtors will not challenge the right to feeS by Marsh & McLennan Securities Corporation or Guy Carpenter & Company, Inc. or any other application by the Conservator seeking approval for the retention or payment of any person or entity retained pursuant to Insurance Code sections 1035 or 1036, or approval to pay any other administrative expenses of the conservation from the assets of the Conserved Companies. In the event, however the Conserved Companies are in default on any obligation to pay an indemnity claim by Debtors hereunder as an expense of administration, Debtors retain the right to object to the timing of the payment of any fees under sections 1035 or 1036, but not the amount sought.

IV.      SUPPORT FOR DEBTORS' PLAN OF REORGANIZATION.

         Kemper acknowledges that it has no standing to object to the Debtors' Plan of Reorganization except insofar as it is a creditor of the Debtors. With respect to the Conservator, however, in addition to the agreements and rights benefiting Debtors under Section III, the Conservator shall undertake the following actions and/or agreements to support Debtors' effort to reorganize and to emerge from their bankruptcy cases

         A. FORMULATION OF DEBTORS' PLAN OF REORGANIZATION. The Conservator will continue to negotiate in good faith with Debtors to facilitate Debtors' formulation of a plan or plans of reorganization (collectively "plan of reorganization"). Included in such plan of reorganization will be a provision for an independent senior executive for SNIS and SNIA with no affiliation or involvement in the pre-conservation or pre-bankruptcy management of the Debtors or the Conserved Companies, and to whom the Commissioner must consent (such consent not to be unreasonably withheld) insofar as establishing a different management composition than that which existed pre-conservation and pre-bankruptcy and to ensure compliance with the non-compete provision and other restrictions placed on Debtors under Section III of this Settlement Agreement. The independent senior executive's term will be for at least two years commencing on the effective date of the plan of reorganization unless the Conservator and the Commissioner consent to a shorter duration. The fundamental objective of Debtors' plan of reorganization is to successfully reorganize and continue its insurance business, a significant component of which reorganization and continuation will be the preservation of existing tax net operating loss carry-forwards ("NOLs"), such that any value of the NOLs is preserved for the benefit of those entitled to the benefit thereof or who become entitled to such benefit by agreement or court order. The use of the NOLs and the allocation of the value realized on the NOLs will be subject to further negotiations between the Parties and to the confirmation of a plan of reorganization by the Bankruptcy Court. However, Debtors acknowledge the Conservator's expectations that (1) the plan of reorganization will not destroy the ability of the Conserved Companies to use the NOLs to offset their otherwise taxable income and
(2) the Conserved Companies will share in a percentage of the ultimate value realized on of the NOLs that reflects and generally is in proportion with the losses suffered by the creditors of the Conserved Companies and creditors of the Debtors. Similarly, the Conservator acknowledges that Debtors and their creditors have expectations that conflict with the Commissioners' expectations stated above. Resolution of such issues is beyond the scope of this Settlement Agreement, and thus the Conservator reserves the right to object to any proposed plan of reorganization as it relates to the

NOLs. In addition, the Debtors agree to continue the hearing set for September 12, 2000 on its motion regarding injunctive relief on the NOLs, and to schedule any other hearings regarding the NOLs based upon regular notice, no earlier than November 1, 2000 or as soon thereafter as the Bankruptcy Court permits (the "NOL Standstill Deadline"). The Conservator agrees not to file any pleadings in any court regarding the NOLs before the NOL Standstill Deadline nor to take any action affecting the NOLs until after the expiration of the NOL Standstill Deadline.

         B. COOPERATION OF TAX PROFESSIONALS. The Conservator and the Debtors will cause their respective tax professionals, and to the extent possible, the tax professionals of the Lenders, to meet and confer regarding the preservation and viability of the NOLs. Debtors' management also shall assist in such analysis to the extent requested by the tax professionals. In the event Debtors are unable to confirm a plan of reorganization or a chapter 7 trustee is appointed, then the Conservator shall have no further obligations under this
Section IV, provided, however, that Debtors' obligations under Section III shall survive any such event.

         C. TRANSITION PERIOD AND "STAND ALONE" SYSTEM. Within one week of delivering to the Conservator satisfactory evidence of the consent of the Front Companies' and any insurer who issued Old Front Company Business to Debtors' administration of the Fronted Business Run-Off, the Conserved Companies will provide the Debtors with the continued administration of such Front Company business, including the transfer of rights with any existing third party administrator involved in the administration of such business, including R.E.M. The transfer shall include the right to control, manage, direct and require performance of the obligations of any such third party administrator and the transferee shall enjoy the benefit of any prepaid fees to such third party administrator. Such transfer shall not release any claim by the Conservator to seek reimbursement from any Front Company for any amounts or claims of loss payment advanced by any Conserved Company. The transfer also will include providing access to computer hardware and software as described in Section III.C.4. Notwithstanding the foregoing, Debtors shall have restricted access on such systems, based upon the Front Companies' company codes, which will permit them to access solely: (i) information Debtors input on a going-forward basis in administering the Fronted Business Run-Off; (ii) historical data necessary to administer the Fronted Business Run-Off; and (iii) information necessary to renew or write and service any Debtor Fronted Eligible Business during the time period described in Section III.C.4. Additionally, Debtors in connection with their rights in Section IIIC.4 shall have the right to input data in the systems (protected by codes) on other Debtor Eligible Business. For purposes of this paragraph, such data shall be referred to as "Other Debtor Eligible Business Data." Kemper and the Conserved Companies shall not have access to the information described in items (I), (II) and (III ) and "Other Debtor Eligible Business Data above, except that the CLO can require reports on the Fronting Business Run-Off and Debtor Eligible Business to be provided to it on reasonable notice, which reports cannot and will not be made public or distributed to third parties and no information on Debtor Eligible Business contained therein shall be provided to Kemper without Debtors' prior written consent. Any independent third party retained by the Conservator to audit the Debtor Eligible Business to ensure that Debtors are in compliance with the competition restrictions set forth in this Settlement Agreement, shall be subject to the same restrictions on disclosure as apply to the Conservator. The Conservator will also promptly commence efforts to assist Debtors' in establishing the segregated "stand alone" systems described in Section III.C.4, subject to the restrictions and limitations set forth therein. The CLO, the Conservator and the Debtors agree to a reasonable access to their employees for the purpose of the transitioning each other's obligations, up to and including March 31, 2001, unless such date is extended by written agreement of the Parties. The employers shall be compensated on a basis of the relevant employee's cost equivalent to their salary, out of pocket benefits, e.g., health insurance, costs, bonuses). Nothing herein shall limit the Parties' rights and obligations under Section III.C.4.

         D. LETTERS RE REORGANIZATION. The Conservator shall deliver the "Letters Re Reorganization" and the executed "Release and Covenant Not to Sue" all in the forms attached hereto as Exhibits "B" and "C," respectively.

V.       MISCELLANEOUS PROVISIONS.

         A. EMPLOYEE ACCESS. The Parties who ultimately employ any of the former employees of the Conserved Companies or Debtors agree to provide reasonable access to any such former employees for the purpose of assisting other Parties in (i) conducting the future businesses contemplated under Articles III and IV hereof, (ii) resolving certain pending or future disputes, known and unknown, with third parties arising from the prior operation of the Conserved Companies and Debtors, including without limitation, the U.S. Life reinsurance dispute, any dispute with Hannover Re and E.W. Blanch & Co., and the M&R and FHS litigation; and (iii) implementing the Rehabilitation Plan or any ultimate liquidation of the Conserved Companies. Such agreement includes access to information, records and/or witnesses necessary in connection with the foregoing matters, subject to reasonable limitations on access and reasonable compensation for time spent by employees, and balances the need for the employee to satisfy the duties of his/her employment with the importance of the information needed. The foregoing shall not obligate Kemper to make any of its employees that were never employed by either the Conserved Companies or the Debtors available pursuant to this paragraph. Debtors are not obligated to give access to the Conservator as a direct or indirect benefit to Kemper.

         B. TAX RETURNS. Debtors and the Conservator shall cooperate in the preparation of the year 2000 tax returns, and the Conservator and his tax professionals shall be permitted to review, comment upon and request changes to any portion of the 1999 tax returns, including requesting the filing of an amended return for 1999, and the 2000 tax returns that impact the interests of the Conserved Companies. Debtors agree to file or cause to be filed at the request of the Conservator an amended tax return for 1999 to address any adverse impact on the Conserved Companies arising from the 1999 tax return filed by SNIG on or around June 7, 2000, but only to the extent the 1999 tax return reflects a tax position relating to the Conserved Companies that is materially different from or in conflict with the tax positions taken in previous tax returns. In connection with the rights in this paragraph, the Debtors and Conserved Companies agree to meet and discuss requests of the Conserved Companies for documents, including certain working papers that it believes are necessary in assisting them in connection with their rights under this paragraph; provided, however, that this provision shall not obligate the Debtors to agree with such request.

         C. PREMIUM ACCOUNTS. The Conservator and Debtors agree to resolve the current dispute over the insurance premiums and entitlement to fees in the following manner:

         Simultaneously with the delivery of the executed duplicate original of this agreement by all parties, the executed "Letters Re Reorganization" and the fully-executed Release and Covenant Not to Sue described below to Christopher M. Maisel, as the court-designated "Facilitator," SNIS shall wire, or SNIG shall cause SNIS to wire to the Conserved Company account designated below, the sum of TWENTY-FOUR MILLION DOLLARS ($24,000,000), constituting premiums attributable to policies issued by any of the Conserved Companies. The wire instructions for said transfer are as follows:

                               BK OF NYC/CUST
                               ABA # 021 000 018
                               IOC 565 - INST'L CUSTODY
                               CDT ACCOUNT #:  350791
                               ACCOUNT NAME: SUPERIOR NATIONAL INSURANCE CO.

         The Facilitator shall release to the Debtors' counsel, immediately upon verification of receipt of the TWENTY-FOUR MILLION DOLLARS ($24,000,000) by the Conserved Companies the executed duplicate original of this Agreement, the executed "Letters Re Reorganization" and the fully-executed Release and Covenant Not to Sue.

         Debtors, directly or through SNIS, will wire transfer to the Conservator, via the wire instructions set forth above within two (2) business days of Bankruptcy Court and Superior Court approval of this Settlement Agreement, THIRTY MILLION FIVE HUNDRED NINETY-FIVE THOUSAND THREE HUNDRED TEN DOLLARS AND NINETY-THREE CENTS ($30,595,310.93) from the Conserved Company alleged premiums in possession of the Debtors as of this date and the Debtor shall keep free and clear of any claims of the Conserved Companies the sum of TEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($10,500,000.00) as further consideration for the agreement of debtors to the Settlement Agreement, including releases, property transfers and assignments and a release of the claims against the Conserved Companies relating to the premium dispute with the Conserved Companies. The parties, except for the terms of this Agreement, including the releases and indemnities and provisions providing for the payment and transfer of premium provided for in this Agreement, have resolved all disputes between them relating to the premiums due allegedly to the Conserved Companies, and the premiums due or relating to the Front Companies.

         The Conserved Companies shall indemnify and hold harmless Debtors with respect to any claims by the Front Companies relating to the actual possession, collection or disposition of Front Company premiums after March 3, 2000 and with respect to any claims by the Front Companies relating to any performance or non-performance of the underwriting or claims administration pursuant to the contracts with the Front Companies that occurred or should have occurred at any date after March 3, 2000. Debtors will use their best effort to defend against any claims for damages made by any Front Company and will consult with the Conservator and permit the Conservator to assist in the defense against such claims. The actual indemnity hereunder shall include reasonable attorneys' fees and costs. To the extent that such claims are allowed as a claim in a certain amount in the Bankruptcy Court that is indemnified herein, the Conserved Companies shall only be Debtors' estates for the amount distributable in respect of such claims, calculated without giving effect to the indemnification, pursuant to an order of the Bankruptcy Court or a confirmed plan of reorganization or plan of liquidation, not the allowed amount of the allowed claim. This limitation on the indemnification is not intended to affect the Conserved Companies' obligation to defend and indemnify the Debtors for the costs of defense as an expense of administration in the Conserved Companies' estates and is subject to the security described below. It is also agreed that any claim under this indemnity and defense obligation is to be treated as an administrative expense of the

Conserved Companies' estates. Nothing in this provision is intended to confer rights upon any creditor of Debtors or the Conserved Companies as a third party beneficiary or otherwise, and no such creditor may rely upon Debtors' indemnification rights hereunder in pursuing claims against either the Debtors or the Conserved Companies. Security for said indemnity obligation is as follows:

         In addition, the Debtors are granted and shall have a lien upon the proceeds of the U.S. Life arbitration, litigation or dispute between U.S. Life and the Conserved Companies, up to an amount of TWENTY-EIGHT MILLION DOLLARS ($28,000,000.00) to satisfy any and all obligations, including indemnity and defense obligations of the Conserved Companies given by the Conserved Companies pursuant to this agreement. Subsequent to the approval of this Agreement, the Debtors and the Conserved Companies shall enter into a written agreement perfecting the lien herein and such agreement shall provide a mechanism for partial releases of said lien. Notwithstanding the security interest (lien) in said proceeds, the Conserved Companies shall retain control over the U.S. Life proceedings itself, including but not limited to, all settlement authority.

         The Debtors shall transmit on a weekly basis the full amount of any premiums related to the Conserved Companies' policies that came or come into the possession of the Debtors after August 22, 2000. Such payments shall be made pursuant to wire transfer instructions provided by the Conservator, and shall occur every Friday commencing on the Friday of the first week following the court approvals of this Agreement. By the end of the Business day on every Thursday the Conserved Companies shall provide the data identifying the amounts of premiums that should be transmitted pursuant to this paragraph. The parties will meet and confer regarding the amounts so collected. The payment by the Debtors of any sums (premiums) under this Agreement shall not include interest earned or to BE earned.

         The Conservator shall file within two business days after execution of the settlement agreement a pleading in the bankruptcy court which supplements and clarifies his pleadings filed with regard to the bankruptcy court's jurisdiction over leases and licenses, by simply attaching the declaration of Richard Krenz, filed in support of the Conservator's ex parte application for an order of liquidation in the superior court.

VI.      RELEASES AND OTHER ACTIONS.

         A.       RELEASES.

                  1. RELEASE OF DEBTORS. Effective upon the later of entry of both court orders described in Section , the Commissioner and the Conservator release the Debtors, their officers, directors, employees, attorneys, except the entities and individuals or claims reserved in , as follows:

                     a. for any and all liability or claims arising out of the premium funds held by the Debtors during the period of the conservation of the Conserved Companies;

                     b. for any and all liability of or claims against SNIS arising out of its obligations under the Underwriting Manager Agreement with the Conserved Companies, and SNIA arising out of its obligations under the Claims Administration Agreement with the Conserved Companies, including but not limited to, any claims for paid time off or other claim relating to residual liabilities to employees providing services to the conserved companies;

                     c. from all claims other than any claim or obligation arising out of this Settlement Agreement.

                  2. RESERVED CLAIMS. The Conservator's obligation to release Debtors' officers, directors, employees, attorneys and certain others shall under no circumstances be construed as a release of, and the Conservator expressly reserves all claims against or arising from or in connection with: (i) Zurich Insurance Group ("Zurich") or any affiliate of Zurich other than Debtors;
(ii) any individual officer, director and employee of Zurich or any of its affiliates (other than an individual who is an officer, director or employee of one or more of the Debtors and not of Zurich or any of its other affiliates);
(iii) any claim against the Conserved Companies officers and directors, regardless of whether they also are Debtors' officers and directors, for errors and omissions in the management of the Conserved Companies; (iv) any claim against actuarial, accounting or other professional firms who provided services to or for the benefit of the Conserved Companies, including without limitation, Milliman & Robertson or (v) any claim against the recoveries sought in Debtors' action against Foundation Health Systems, Milliman & Robertson and others (the "FHS Case") or any entitlement of the Conservator to intervene in the FHS Case on behalf of the Conserved Companies. Notwithstanding the foregoing, Debtors reserve all rights and defenses available to them and do not acknowledge any right of the Conservator or the Conserved Companies regarding any alleged claim the Conservator or the Conserved Companies may have to intervene in or share in any recovery from the FHS Case.

                  3. RELEASE OF CONSERVED COMPANIES. Also effective upon the entry of the later of both court orders described in Section VI.B.6, the Debtors release the Conserved Companies, the Conservator, the Commissioner and their officers, directors, employees and attorneys, except the entities and individuals or claims reserved in Subsections (c), (d), (e), (f) and (g) as follows:

                     a. from any and all liability or claim arising out of the alleged conversion of property, employees etc. or from the takeover of the Debtors' offices.

                     b. from any and all claims in the estates of the Conserved Companies other than any claim arising out of this Settlement Agreement.

                     c. Nothing contained herein shall be construed as a release or waiver by Debtors of any claim or action against the Conserved Companies for indemnity, contribution or like claims arising from any losses or threatened losses resulting from the actions of the Conserved Companies in administering or otherwise performing the rights or duties of Debtors pursuant to any contracts with the Front Companies, but only as to actions after March 3, 2000.

                     d. Nothing herein shall be construed as a waiver or release of the right of any person to assert any and all facts and defenses which support defenses, offsets, mitigation of damages, determination of damages, determination of causation, or proximate cause, in connection with any action brought by the Conserved Companies or the Conservator.

                     e. BIG expressly reserves its rights as the sole shareholder of the Conserved Companies to (i) share in any dividends or other distributions to shareholders from the Conserved Companies' estates; (ii) receive any liquidation distribution to shareholders from the liquidation estates of the Conserved Companies; or (iii) any other right it may have solely as a shareholder of the Conserved Companies including but not limited to its entitlement to the NOLs.

                     f. Debtors expressly reserve their right, title and interest in any insurance policies of which they are the named owner or named insured, including but not limited to professional liability insurance policies, D&O policies, and company liability policies. Debtors do not transfer or assign such rights to any person hereunder. Debtors acknowledge that the Conserved Companies may have rights and coverage under such policies and the foregoing reservation is not intended to nor shall limit any such rights.

                     g. Debtors reserve all rights, claims and defenses with respect to any claims by employees, the Conserved Companies, the Conservator or any liquidator of the Conserved Companies that assert that Debtors are in any way obligated for any residual claims of employees, including but not limited to unpaid "personal time off," vacation leave and sick leave.

         B.       OTHER ACTIONS.

                  1. RELEASE OF MEADOWBROOK. Meadowbrook Insurance Group shall be released from any claims arising from its receipt of proprietary information of the Conserved Companies from Debtors and their officers, provided however, that the Conservator's obligation to release Meadowbrook shall be conditioned on Meadowbrook's delivery to the Conservator of (i) all, documents, data and materials relating directly or indirectly to the Conserved Companies received from Debtors or any person acting on behalf of Debtors or their management; and
(ii) a sworn statement that Meadowbrook has not disseminated, copied or otherwise duplicated any such information and has returned all original information and destroyed or returned all copies thereof.

                  2. TERMS AND CONDITIONS OF THE LETTERS RE REORGANIZATION. The Commissioner's and the Conservator's agreement to execute, and the Conservator's agreement to deliver to Debtors the Letters Re Reorganization, are made in reliance on the Debtor's express representations, which are hereby made by Debtors that to the best of their knowledge, that except as provided below as of the first day that the stock of Superior National Insurance Group was publicly traded, none of the Debtors or any of their respective directors, officers, employees, agents or attorneys have been contacted by or on behalf of the Securities & Exchange Commission ("SEC"), the Federal Bureau of Investigation, the Internal Revenue Service ("IRS"), the United States Justice Department, the United States Attorney's Office, or any other Federal law enforcement or regulatory agency, or any division or branch of any of the foregoing agencies, regarding any pending or threatened investigation, enforcement proceeding, indictment, charge or any other similar legal action arising from the conduct or operation of Debtors' businesses or the conduct or operation of the Conserved Companies' businesses. The exception to the foregoing representation is that Debtors have been contacted by the SEC regarding their failure to file timely their Form 10K annual report Debtors do not know if the SEC ever contacted any person regarding the activities of Business Insurance Group, Inc., or its subsidiaries, prior to December 31, 1998.

                  Similarly, Debtors' execution of this Agreement is made in reliance on the Conservator's representation that the Conservator has not contacted the IRS or the SEC on any matter relating to the Debtors or the Conserved Companies, other than the filing of Forms 56 to notify the IRS of the appointment of the Commissioner as a fiduciary for the Conserved Companies and the Commissioner's and Conservator's representation and warranty that neither of them has, to the best of his knowledge, asked, suggested, encouraged or assisted directly or indirectly any other regulator to pursue or take any action adverse to the Debtors. In the event that the Commissioner or the Conservator learn that, without his knowledge, such a request, suggestion, encouragement or assistance has occurred in contradiction to the above representation and warranty, the Commissioner or the Conservator, as applicable, shall take all necessary action to correct and modify such request, suggestion, encouragement or assistance consistent with the terms and conditions set forth herein and in the Letters re Reorganization and in the Release and Covenant Not to Sue. Provided further, execution, delivery and performance of the Release and Covenant Not to Sue in connection with this agreement is agreed to be a material consideration provided to the Debtors.

                  3. COURT APPROVAL. This Settlement Agreement is subject to approval by both the Bankruptcy Court and the Superior Court. The Conservator promptly will seek Superior Court approval of this Settlement Agreement, independent of the Rehabilitation Plan. The Debtors will promptly seek Bankruptcy Court approval of this Settlement Agreement, independent of the plan of reorganization. Debtors will use best efforts to obtain orders of the Bankruptcy Court entered no later than twelve business days after execution of this agreement, approving this Settlement Agreement and authorizing the transactions described in the Settlement Agreement, including but not limited to transfer of the assets described in Section III.B, the releases described in
Section VI.A, the assumption and assignment of leases described in Section III, and all other acts required to close the Rehabilitation Plan. The Conservator shall obtain an order of the Superior Court approving this Settlement Agreement prior to or simultaneously with the entry of an order approving the Rehabilitation Plan and the order of liquidation. Such approval order shall authorize the transactions described herein. The Parties hereto agree and acknowledge that this Settlement Agreement is the product of good faith negotiations among the Parties.

                  4. SURVIVAL AFTER LIQUIDATION OF CONSERVED COMPANIES. The Parties recognize that the Conservator is likely to apply for the entry of an order of liquidation for the Conserved Companies pursuant to Insurance Code
Section 1016. The Debtors will not oppose any application by the Conservator for such an order provided the application or the Order is not inconsistent with any term or condition of this Agreement. The Debtors shall withdraw the motion filed seeking a modification of the Conservation Order with respect to the set-off issues. The provisions of this entire agreement shall survive the entry of an order of liquidation and shall be fully enforceable notwithstanding any subsequent order, including the order of liquidation. Further, extant obligations of the Conserved Companies (such as indemnities) that exist as of the date of entry of a liquidation order shall survive liquidation and shall be treated as an expense of administration accorded "class one" priority under Insurance Code Section 1033(a). Provided further, the Conservator shall cause the Order of liquidation to expressly provide for the survival of the terms of this agreement and be binding on the Liquidator and or the estates in Liquidation.

                  5. TERMINATION OF MANAGEMENT AGREEMENTS. The Claims Administration Agreement and the Underwriting Manager Agreement ("UMA") among the SNIS and the Conserved

Companies dated as of January 1, 2000 shall be terminated effective as of the effective date of this Settlement Agreement, provided however, that the fiduciary obligations of SNIS regarding the Conserved Companies premiums held or received by SNIS under the UMA shall survive such termination.

         6. KEMPER AS A NON-PARTY TO THE SETTLEMENT AGREEMENT. In the event that Kemper is not or ceases to be a Party to the Settlement Agreement or is not obligated to perform under the Settlement Agreement, the remaining parties agree to be bound by the terms of the Settlement Agreement provided however such terms shall be amended and modified in the appropriate places, automatically, to provide for the following: (1) Debtors shall be permitted to compete for National Sales; (2) Debtors shall not compete in California in the insurance business for a period of six months commencing August 31, 2000, except as otherwise permitted above, provided further that before so competing in California, the Debtors shall represent and warrant that they have not prior to that date violated Section III. C. 1.(a) of this Agreement; (3) Debtors shall have the right, but not the obligation, to run-off all Fronted Company business,
(4) Debtors shall have a non-exclusive license to all software, hardware, computer systems, data and source codes to conduct any business of the Debtors; and, (5) the Debtor's agreement not to solicit employees shall expire, provided, however, that in the event Kemper is not or ceases to be a party to the Settlement Agreement or is not obligated to perform under the Settlement Agreement, because of Debtors' breach hereunder or other bad faith act related thereto, then Debtors shall be in the same position, and subject to the same restrictions, that they would have been in or subject to had Kemper been a party to the Settlement Agreement and obligated to perform hereunder.

VII.     SUPERIOR BERMUDA, LTD., COMMUTATION.

         The Conservator and the Debtors have previously agreed to cause Superior National Insurance Company and Superior, Bermuda, Ltd., ("SBL") to enter into a commutation agreement which, without any exchange of funds, commutes the reinsurance liabilities SBL has to Superior National Insurance Company by virtue of prior reinsurance agreements. The Conservator and the Debtors will use best efforts to document and execute the commutation agreement between SBL and Superior National Insurance Company on or before Friday, September 15, 2000, but agree that this Settlement Agreement can be used in lieu of a Commutation Agreement to demonstrate to any regulatory authority that SBL's liabilities to Superior National Insurance Company are commuted.

Dated:   September __, 2000        J. CLARK KELSO, ACTING INSURANCE
                                   COMMISSIONER OF THE STATE OF CALIFORNIA



                                   By
                                      ------------------------------------------
                                      Richard G. Krenz, Special Deputy Insurance
                                      Commissioner
                                      California Department of Insurance


Dated:  September __, 2000         SUPERIOR NATIONAL INSURANCE COMPANY
                                   IN CONSERVATION, SUPERIOR PACIFIC CASUALTY
                                      COMPANY IN CONSERVATION, CALIFORNIA

                                   COMPENSATION INSURANCE COMPANY IN
                                   CONSERVATION, COMBINED BENEFITS
                                   INSURANCE COMPANY IN CONSERVATION,
                                   COMMERCIAL COMPENSATION CASUALTY
                                   COMPANY IN CONSERVATION, FORMERLY KNOWN
                                   AS COMMERCIAL COMPENSATION INSURANCE
                                   COMPANY



Dated:  September __, 2000         By
                                      ------------------------------------------
                                                  Richard G. Krenz
                                      Special Deputy Insurance Commissioner on
                                      behalf of J. Clark Kelso, Acting Insurance
                                      Commissioner of the State of California



Dated:  September __, 2000         LUMBERMENS MUTUAL CASUALTY COMPANY,
                                   KEMPER EMPLOYERS GROUP, INC. AND KEMPER
                                   EMPLOYERS INSURANCE COMPANY



                                   By
                                      ------------------------------------------
                                      John G. Pasqualetto
                                      Its:
                                          --------------------------------------



Dated:  September __, 2000         CHRISTOPHER M. MAISEL, P.C.



                                   By
                                      ------------------------------------------
                                      Christopher M. Maisel
                                      as: Facilitator

Dated:  September __, 2000         SUPERIOR NATIONAL INSURANCE GROUP, INC.,
                                   BUSINESS INSURANCE GROUP, INC., SN
                                   INSURANCE SERVICES, INC., AND SN INSURANCE
                                   ADMINISTRATORS, INC.



                                   By
                                      ------------------------------------------
                                                  J. Chris Seaman
                                      Its:
                                          --------------------------------------

                                    EXHIBIT A


                 (SCHEDULE OF POTENTIAL DEBTOR ELIGIBLE BUSINESS
                    INSUREDS PURSUANT TO SECTION III.C.1.(b)





                             [TO COME FROM DEBTORS]

                                    EXHIBIT B


         (FORM OF "LETTERS RE REORGANIZATION" PURSUANT TO SECTION IV.C)

                                    EXHIBIT C


                        (RELEASE AND COVENANT NOT TO SUE)

                                    Page 26